Exhibit 99.1
NEWFIELD EXPLORATION REPORTS
FOURTH QUARTER AND FULL-YEAR 2006 RESULTS
FOR IMMEDIATE RELEASE
          Houston – (February 7, 2007) — Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the fourth quarter and full-year 2006. A conference call to discuss the results is planned for 8:30 a.m. (CST), Thursday, February 8. To participate in the call, dial 719-457-2625. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfield.com.
          Today, Newfield’s Board of Directors established March 5, 2007 as the record date for the Company’s 2007 annual meeting of stockholders. The annual meeting will be held at 11 a.m., Central Daylight Time, on Thursday, May 3, 2007, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas.
Highlights:
➢	Proved reserves increased 14% to 2.3 trillion cubic feet equivalent. Reserves by focus area: 35% in the Mid-Continent, 20% Onshore Gulf Coast, 20% Rocky Mountains, 15% Gulf of Mexico and 10% International.

➢	Approximately 55% of reserves at year-end 2006 are in long-lived resource plays – Mid-Continent and Rocky Mountains. Mid-Continent and Rockies reserves increased 37% and 11%, respectively, over 2005.

➢	Achieved reserve replacement ratio of 250%. Added 603 Bcfe of proved reserves, virtually all through the drillbit. No significant acquisitions were completed in 2006.

➢	Drilled 665 wells in 2006, most active year in Company’s 18-year history. Of the wells, 531 (80%) were associated with longer-lived onshore plays, 78 were onshore Texas, 25 were in the traditional shelf, 2 were in the deepwater Gulf of Mexico and 29 were international.

➢	Spudded 57 horizontal wells in the Woodford Shale Play since late 2005. Expanded position in the play to approximately 130,000 net acres. Expect to drill about 150 horizontal wells in 2007.

➢	Added significant reserves in the Monument Butte Field, reflecting ongoing drilling success and recent results from 20-acre infill pilot programs. Nearly doubled net acreage position in the region in 2006 through joint ventures and alliances.

➢	Commenced production from two oil fields in China’s Bohai Bay that are producing about 11,000 BOPD (gross).

➢	Preparing for first production from our deepwater Gulf of Mexico Wrigley Field. Well tested at 62 MMcf/d in early January. Well completion and pipeline work accomplished in January, awaiting hook-up to outside operated host platform.

➢	Preparing to turn Grove Field (U.K. North Sea) to sales. Operations have been delayed due to adverse weather conditions. Newfield’s working interest is 85%.

➢	Drilled 12 successful wells to date in South Texas under multi-year JV with Exxon-Mobil. Currently running three drilling rigs and have a ready-to-drill inventory of 20 locations.

➢	2007 Malaysian production expected to double over 2006 volumes with first sales from the Abu Field. Platform in place and awaiting operator to commission production facility. Development of three additional shallow water fields is underway.
2007 Capital Budget
          Newfield’s Board of Directors today approved a 2007 capital budget of approximately $1.8 billion. The Company’s investment plan reflects the large development projects underway. Approximately $290 million of the budget is dedicated to exploration. The balance of the program is for exploitation drilling, development projects and maintenance of the property base. The budget includes about $50 million in continuing hurricane repairs in the Gulf of Mexico and excludes approximately $99 million of capitalized interest and overhead.
Fourth Quarter 2006
          For the fourth quarter of 2006, Newfield reported net income of $82 million, or $0.64 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter reflect the impact of the following items:
➢	Commodity derivative income of $28 million ($18 million after-tax), or $0.14 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting.

➢	$50 million ($32 million after-tax), or $0.25 per share, of hurricane related repair expenses included in lease operating expense (LOE). The proceeds from the settlement of all remaining insurance claims related to Hurricanes Katrina and Rita were received and credited to LOE in the third quarter of 2006.

➢	A $15 million charge, or $0.12 per share, related to a valuation allowance on U.K. net operating loss carryforwards because of a substantial decrease in estimated future taxable income as a result of the disappointing results of the recent #7 development well in the Grove Field. The well resulted in a 17 Bcfe downward revision to proved reserves.
          Without the effects of the above items, net income for the quarter would have been $112 million, or $0.86 per share.
          Revenues in the fourth quarter of 2006 were $427 million. Net cash provided by operating activities before changes in operating assets and liabilities was $308 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
          By comparison, Newfield’s net income for the fourth quarter of 2005 was $184 million, or $1.43 per share. Net income in this period was affected by the following items:
➢	Commodity derivative income of $147 million ($95 million after-tax), or $0.74 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting and with hedge ineffectiveness.

➢	Recognition of a $22 million ($14 million after-tax), or $0.11 per share, benefit associated with business interruption insurance proceeds related to the 2005 hurricanes.

➢	A ceiling test writedown of $10 million, or $0.07 per share, associated with decreased emphasis on Brazil and other non-core international exploration efforts.
          Without the effects of these items, net income for the fourth quarter of 2005 would have been $85 million, or $0.66 per share. Revenues for the fourth quarter of 2005 were $443 million. Net cash provided by operating activities before changes in operating assets and liabilities was $282 million in the fourth quarter of 2005. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”
          Newfield’s production in the fourth quarter of 2006 was 67.9 Bcfe. The following tables detail production and average realized prices for the fourth quarters of 2006 and 2005. Domestic production in the fourth quarter of 2005 was negatively impacted by an estimated 16 Bcfe of deferred production related to the 2005 hurricanes.

Quarterly Production (A)	4Q06	4Q05	% Change
United States
Natural gas (Bcf)	55.2	39.5	40%
Oil and condensate (MMBbls)	1.6	1.3	23%
International
Natural gas (Bcf)	—	—	—
Oil and condensate (MMBbls)	0.5	0.5	—
Total
Natural gas (Bcf)	55.2	39.5	40%
Oil and condensate (MMBbls)	2.1	1.8	17%
Total (Bcfe)	67.9	50.3	35%

Average Realized Prices (B)	4Q06	4Q05	% Change
United States
Natural gas (per Mcf)	$7.08	$7.16	(1%)
Oil and condensate (per Bbl)	$45.01	$41.35	9%
International
Natural gas (per Mcf)	—	—	—
Oil and condensate (per Bbl)	$46.90	$59.37	(21%)
Total
Natural gas (per Mcf)	$7.08	$7.16	(1%)
Oil and condensate (per Bbl)	$45.46	$46.27	(2%)
Total (per Mcfe)	$7.18	$7.28	(1%)

(A)	Represents volumes sold regardless of when produced.

(B)	Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting had not been included, the average realized price for total gas would have been $5.92 and $8.94 per Mcf for the fourth quarter of 2006 and 2005, respectively, and the average realized price for total oil and condensate would have been $46.37 and $49.15 per Bbl for the fourth quarter of 2006 and 2005, respectively. Without the effects of any hedging contracts, the average realized price for the fourth quarter of 2006 would have been $5.87 per Mcf for gas and $50.35 per Bbl for oil and condensate.

     Stated on a unit of production basis, Newfield’s LOE in the fourth quarter of 2006 was $1.80 per Mcfe, compared to $1.09 per Mcfe in the fourth quarter of 2005. LOE was impacted by $0.73 per Mcfe due to the timing of expenditures related to hurricane repairs. A $34 million credit was recorded to LOE in the third quarter of 2006 related to the difference between the insurance proceeds received from the settlement of insurance claims related to the 2005 hurricanes and actual repair costs to date. Production and other taxes in the fourth quarter of 2006 were $0.27 per Mcfe compared to $0.45 per Mcfe in the same period of 2005. DD&A expense in the fourth quarter of 2006 was $2.80 per Mcfe compared to $2.34 per Mcfe in the same period of 2005. G&A expense in the fourth quarter of 2006 was $0.45 per Mcfe compared to $0.56 per Mcfe in the same period of 2005. G&A expense in the fourth quarter of 2006 is net of capitalized direct internal costs of $16 million. Capitalized direct internal costs were $11 million in the fourth quarter of 2005.
     Capital expenditures in the fourth quarter of 2006 were $557 million.
Full-Year 2006
     For 2006, Newfield posted net income of $591 million, or $4.58 per share, on revenues of $1.7 billion. Earnings for the year reflect the impact of the following items:
➢	Commodity derivate income of $254 million ($165 million after-tax), or $1.28 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting;

➢	A $17 million charge to LOE ($11 million after-tax), or $0.09 per share, related to the difference between insurance proceeds received from the settlement of all remaining claims related to the 2005 hurricanes and actual repair expenditures;

➢	A $37 million benefit ($24 million after-tax), or $0.19 per share, associated with business interruption insurance proceeds related to the 2005 hurricanes;

➢	A $27 million ($17 million after-tax), or $0.14 per share, charge associated with the early redemption of our 8 3/8% Senior Subordinated Notes due 2012 (principal amount of $250 million);

➢	A $6 million ceiling test writedown, or $0.05 per share, associated with ceasing our exploration efforts in Brazil; and

➢	A $15 million charge, or $0.12 per share, related to a valuation allowance on U.K. net operating loss carryforwards because of a substantial decrease in estimated future taxable income.
     Without the effect of the above items, net income for 2006 would have been $452 million, or $3.50 per share. Net cash provided by operating activities before changes in operating assets and liabilities was $1.3 billion. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”
     As a comparison, Newfield posted net income for 2005 of $348 million, or $2.73 per share, on revenues of $1.8 billion. Earnings for 2005 reflect the impact of the following items:
➢	A $210 million charge ($137 million after-tax), or $1.07 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting and with hedge ineffectiveness.

➢	A $22 million benefit ($14 million after-tax), or $0.11 per share, associated with business interruption insurance proceeds related to hurricanes Katrina and Rita.

➢	A $7 million gain ($5 million after-tax), or $0.04 per share, on the sale of the Enserch Garden Banks floating production facility (EGB).

➢	A $10 million ceiling test writedown, or $0.07 per share, associated with decreased emphasis on Brazil and other non-core international exploration efforts.

➢	An $8 million benefit, or $0.06 per share, related to a reversal of the valuation allowance on U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of the Grove discovery in the U.K. North Sea.
     Without the effect of these items, net income for 2005 would have been $468 million, or $3.66 per share. “See Explanation and Reconciliation of Non-GAAP Financial Measures.”
     In 2006, Newfield produced 242.6 Bcfe. Production in 2005 totaled 241.6 Bcfe. Domestic production in 2006 and 2005 reflects the deferral of approximately 16 Bcfe and 22 Bcfe, respectively, related to the 2005 hurricanes and associated on-going repairs. The following tables detail production and average realized prices for 2006 and 2005:

Production (A)	2006	2005	% Change
United States
Natural gas (Bcf)	198.7	190.9	4%
Oil and condensate (MMBbls)	6.2	7.1	(13%)
International
Natural gas (Bcf)	—	0.1	—
Oil and condensate (MMBbls)	1.1	1.3	(15%)
Total
Natural gas (Bcf)	198.7	191.0	4%
Oil and condensate (MMBbls)	7.3	8.4	(13%)
Total (Bcfe)	242.6	241.6	—

Average Realized Prices (B)	2006	2005	% Change
United States
Natural gas (per Mcf)	$7.22	$6.65	9%
Oil and condensate (per Bbl)	$49.13	$42.31	16%
International
Natural gas (per Mcf)	—	$4.71	—
Oil and condensate (per Bbl)	$56.58	$55.68	2%
Total
Natural gas (per Mcf)	$7.22	$6.65	9%
Oil and condensate (per Bbl)	$50.25	$44.36	13%
Total (per Mcfe)	$7.43	$6.81	9%

(A)	Represents volumes sold regardless of when produced.

(B)	Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting had not been included, the average realized price for total gas would have been $6.47 and $7.17 per Mcf for 2006 and 2005, respectively, and the average realized price for total oil and condensate would have been $52.18 and $45.84 per Bbl for 2006 and 2005, respectively. Without the effects of any hedging contracts, the average realized price for 2006 would have been $6.42 per Mcf for gas and $59.13 per Bbl for oil and condensate.
     LOE in 2006 averaged $1.14 per Mcfe compared to $0.85 per Mcfe in 2005. LOE was negatively impacted in 2006 by continuing hurricane repairs. Newfield’s actual hurricane related repair expenses for 2006 exceeded the proceeds from the settlement of insurance claims related to the 2005 hurricanes by $17 million, or $0.07 per Mcfe. Production taxes in 2006 were $0.25 per Mcfe compared to $0.26 per Mcfe in 2005. DD&A expense in 2006 was $2.57 per Mcfe compared to $2.15 per Mcfe in 2005. G&A expense in 2006 was $0.51 per Mcfe compared to $0.43 per Mcfe in the prior year. G&A expense in 2006 is net of capitalized direct internal costs of $58 million compared to $46 million in 2005.
Proved Reserves and Capital Activity
     Newfield’s total reserves at year-end 2006 were 2.3 Tcfe, an increase of 14% over year-end 2005 reserves. Reserve additions from all sources were 603 Bcfe with only 1 Bcfe of the total coming from purchases of properties. Reserves associated with properties sold in 2006 totaled 13 Bcfe.
Oil and Gas Reserves*

	MMBbls	Bcf	Bcfe
December 31, 2005	102	1,391	2,001
Extensions, discoveries and other additions	20	481	602
Purchases of properties	—	1	1

Reserve additions	20	482	603
Sales of properties	—	(12)	(13)
Revisions of previous estimates	2	(86)	(76)
Production	(9)	(189)	(243)

December 31, 2006	115	1,586	2,272

*       These estimates were prepared by Newfield. As a requirement of Newfield’s credit facility, independent reserve engineers prepare separate reserve reports with respect to properties holding at least 70% of the present value of Newfield’s proved reserves. For December 31, 2006, the independent reserve engineers’ reports covered properties representing 83% of Newfield’s proved reserves, and for such properties the reserves were within 4% of the reserves Newfield reported for such properties.
Capital Expenditures

(In millions)	2006
Property acquisitions:
Unproved	$73
Proved	15
Exploration	366
Development & Exploitation (1)	1,392
Asset retirement cost	16
Capitalized interest	44

Total costs incurred (2)	$1,906

(1)	Includes $1,150 million of exploitation costs. For SEC reporting purposes, these costs are classified as exploration capital expenditures.

(2)	Total costs incurred have not been reduced by $71 million in proceeds from property sales during the year and insurance proceeds associated with property damage resulting from the 2005 hurricanes.
First Quarter 2007 Estimates
     Natural Gas Production and Pricing The Company’s natural gas production in the first quarter of 2007 is expected to be 48 – 53 Bcf (533 – 588 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.
     Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the first quarter of 2007 is expected to be 1.9 – 2.2 million barrels (21,000 – 24,000 BOPD). Newfield expects to produce approximately 2,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 – 15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.
     Lease Operating Expense and Production Taxes LOE is expected to be $58 – $64 million ($0.90 – $0.99 per Mcfe) in the first quarter of 2007. Production taxes in the first quarter of 2007 are expected to be $19 – $21 million ($0.29 – $0.33 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.
     General and Administrative Expense G&A expense for the first quarter of 2007 is expected to be $34 – $38 million ($0.53 – $0.59 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $13.6 – $15 million. G&A expense includes incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
     Interest Expense The non-capitalized portion of the Company’s interest expense for the first quarter of 2007 is expected to be $14.5 – $16.5 million ($0.23 – $0.26 per Mcfe). As of February 1, 2007, Newfield had no outstanding borrowings under its credit arrangements. The remainder of debt consists of four separate issuances of notes that in the aggregate total $1,175 million in principal amount. Capitalized interest for the first quarter of 2007 is expected to be about $10 – $11 million.
     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the first quarter of 2007 to be about 35 – 38%. About 76-84% of the tax provision is expected to be deferred.

     The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.
     **The statements set forth in this release regarding estimated or anticipated 2007 capital spending, first quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Oil and gas revenues	$427	$443	$1,673	$1,762

Operating expenses:
Lease operating	122	55	277	205
Production and other taxes	18	23	61	64
Depreciation, depletion and amortization	190	118	624	521
General and administrative	32	28	124	104
Ceiling test writedown	—	10	6	10
Other	—	(22)	(11)	(29)

Total operating expenses	362	212	1,081	875

Income from operations	65	231	592	887

Other income (expenses):
Interest expense	(22)	(18)	(87)	(72)
Capitalized interest	11	12	44	46
Commodity derivative income (expense)	90	71	389	(322)
Other	4	1	11	4

	83	66	357	(344)

Income before income taxes	148	297	949	543

Income tax provision	66	113	358	195

Net income	$82	$184	$591	$348

Earnings per share:
Basic	$0.65	$1.46	$4.67	$2.78

Diluted	$0.64	$1.43	$4.58	$2.73

Weighted average number of shares outstanding for basic earnings per share	127	126	127	125
Weighted average number of shares outstanding for diluted earnings per share	130	129	129	128

CONDENSED CONSOLIDATED
BALANCE SHEET
(Unaudited, in millions)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$80	$39
Other current assets	771	501

Total current assets	851	540

Oil and gas properties, net (full cost method)	5,655	4,410
Other assets	129	131

Total assets	$6,635	$5,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$999	$670
Short-term debt	124	—

	1,123	670

Other liabilities	207	230
Long-term debt	1,048	870
Asset retirement obligation	232	213
Deferred taxes	963	720

Total long-term liabilities	2,450	2,033

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,198	1,186
Treasury stock	(30)	(27)
Unearned compensation	—	(34)
Accumulated other comprehensive income (loss)	6	(44)
Retained earnings	1,887	1,296

Total stockholders’ equity	3,062	2,378

Total liabilities and stockholders’ equity	$6,635	$5,081

CONDENSED CONSOLIDATED
STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	For the
	Twelve Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$591	$348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	624	521
Deferred taxes	328	125
Stock-based compensation	21	10
Early redemption on senior subordinated notes	8	—
Ceiling test writedown	6	10
Gain on sale of floating production system	—	(7)
Unrealized commodity derivative (income) expense	(254)	210

	1,324	1,217
Changes in operating assets and liabilities	60	(108)

Net cash provided by operating activities	1,384	1,109

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,706)	(1,054)
Purchases of short-term investments	(714)	—
Redemption of short-term investments	690	—
Insurance recoveries	45	—
Proceeds from sale of oil and gas properties	23	11
Proceeds from sale of floating production system	—	7

Net cash used in investing activities	(1,662)	(1,036)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	—	(120)
Proceeds from issuance of senior subordinated Notes	550	—
Repayment of senior subordinated notes	(250)	—
Proceeds from issuances of common stock	15	32
Stock-based compensation excess tax benefit	5	—
Purchases of treasury stock	(3)	—

Net cash provided by (used in) financing activities	317	(88)

Effect of exchange rate changes on cash and cash equivalents	2	(4)

Increase (decrease) in cash and cash equivalents	41	(19)
Cash and cash equivalents, beginning of period	39	58

Cash and cash equivalents, end of period	$80	$39

Explanation and Reconciliation of Non-GAAP Financial Measures
     Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
     A reconciliation of earnings for the fourth quarters of 2006 and 2005 stated without the effect of certain items to net income is shown below:

	4Q06	4Q05
	(in millions)
Net income	$82	$184
Unrealized commodity derivative income (1)	(28)	(147)
Actual hurricane repair related expenses	50	—
Business interruption insurance benefit	—	(22)
Ceiling test writedown	—	10
Income tax adjustment for above items	(7)	60
U.K. net operating loss carryforward valuation allowance	15	—

Earnings stated without the effect of the above items	$112	$85

(1)	The components of Commodity Derivative Income (Expense) as included in Newfield’s Consolidated Statement of Income for the fourth quarters of 2006 and 2005 are as follows:

	4Q06	4Q05
	(in millions)
Unrealized gain due to changes in fair market value and hedge ineffectiveness	$28	$147
Realized gain (loss) on settlement	62	(76)

Total Commodity Derivative Income (Expense)	$90	$71

     A reconciliation of earnings for 2006 and 2005 stated without the effect of certain items to net income is shown below:

	2006	2005
	(in millions)
Net income	$591	$348
Unrealized commodity derivative (income) expense (1)	(254)	210
Difference between insurance proceeds and actual hurricane repair related expenses	17	—
Business interruption insurance benefit	(37)	(22)
Early redemption premium	27	—
Gain on sale of the EGB	—	(7)
Ceiling test writedown	6	10
Income tax adjustment for above items	87	(63)
U.K. net operating loss carryforward valuation allowance (benefit) charge	15	(8)

Earnings stated without the effects of the above items	$452	$468

(1)	The components of Commodity Derivative Income (Expense) for 2006 and 2005 as included in Newfield’s Consolidated Statement of Income are as follows:

	2006	2005
	(in millions)
Unrealized gain (loss) due to changes in fair market value and hedge ineffectiveness	$254	$(210)
Realized gain (loss) on settlement	135	(112)

Total Commodity Derivative Income (Expense)	$389	$(322)

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q06	4Q05
	(in millions)
Net cash provided by operating activities	$240	$222
Net change in operating assets and liabilities	68	60

Net cash provided by operating activities before changes in operating assets and liabilities	$308	$282

	2006	2005
	(in millions)
Net cash provided by operating activities	$1,384	$1,109
Net change in operating assets and liabilities	(60)	108

Net cash provided by operating activities before changes in operating assets and liabilities	$1,324	$1,217